090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20160344198-08
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/02/2016 10:14 AM
	Entity Number E0515042008-8

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Zenosense, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation

3. Filing date of the original document for which correction is being made: August 1, 2016

4. Description of the inaccuracy or defect:

In first sentence of Section 2 of the Certificate of Amendment, it stated "Article 3 – Effective as of the filing date of this amendment, each 116,741,875 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock." The number of shares to be converted and combined into one share of Common Stock should be "7" instead of "116,741,875."

5. Correction of the inaccuracy or defect:

Article 3 – Effective as of the filing date of this amendment, each seven shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock. No fractional shares shall be issued as a result thereof. In lieu of issuing fractional shares, any fractional share resulting from the combination shall be rounded up to the nearest whole share of Common Stock.

6. Signature:

X (signature)

Authorized Signature   President **Title ***   **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.